Exhibit 23.2

Assentsure PAC UEN – 201816648N 180B Bencoolen Street 03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 30, 2024, relating to the consolidated financial statements of Xiao-I Corporation, appearing in its Annual Report on Form 20-K for the year ended December 31, 2023. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Assentsure PAC

Assentsure PAC

Singapore

May 10, 2024